SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
SCHEDULE 13G (RULE 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2 UNDER THE SECURITIES ACT OF 1934
(Amendment No. __)*

EDWARDS GROUP LIMITED
(Name of Issuer)

Ordinary Shares, par value £0.002 per share
(Title of Class of Securities)

281736108**
(CUSIP number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☐ Rule 13d-1(b) ☐ Rule 13d-1(c) ☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**This CUSIP applies to the American Depository Shares, or ADSs, of the Issuer. Each ADS represents one Ordinary Share. No CUSIP has been assigned to the Ordinary Shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on Following Pages Page 1

1 of 22

CUSIP No.	281736108	13G	Page 2 of 22 Pages

1			NAME OF REPORTING PERSON Unitas Capital Investors (Cayman) Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) FI

* See Item 4 on page 15.

2 of 22

CUSIP No.	281736108	13G	Page 3 of 22 Pages

1			NAME OF REPORTING PERSON Asia Opportunity Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) PN

* See Item 4 on page 15.

3 of 22

CUSIP No.	281736108	13G	Page 4 of 22 Pages

1			NAME OF REPORTING PERSON Unitas Capital Equity Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) PN

* See Item 4 on page 15.

4 of 22

CUSIP No.	281736108	13G	Page 5 of 22 Pages

1			NAME OF REPORTING PERSON Liu Asia Equity Company II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) FI

* See Item 4 on page 15.

5 of 22

CUSIP No.	281736108	13G	Page 6 of 22 Pages

1			NAME OF REPORTING PERSON Andrew Liu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

6 of 22

CUSIP No.	281736108	13G	Page 7 of 22 Pages

1			NAME OF REPORTING PERSON Jay Lee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION South Korea
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

7 of 22

CUSIP No.	281736108	13G	Page 8 of 22 Pages

1			NAME OF REPORTING PERSON John Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

8 of 22

CUSIP No.	281736108	13G	Page 9 of 22 Pages

1			NAME OF REPORTING PERSON Anurag Mathur
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

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CUSIP No.	281736108	13G	Page 10 of 22 Pages

1			NAME OF REPORTING PERSON Ajeet Singh
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

10 of 22

CUSIP No.	281736108	13G	Page 11 of 22 Pages

1			NAME OF REPORTING PERSON Sir Kevin Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

11 of 22

CUSIP No.	281736108	13G	Page 12 of 22 Pages

1			NAME OF REPORTING PERSON Eugene Suh
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

12 of 22

CUSIP No.	281736108	13G	Page 13 of 22 Pages

1			NAME OF REPORTING PERSON Jim Tsao
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)		(a) [ ] (b) [X]
3			SEC USE ONLY
4			CITIZENSHIP OR PLACE OF ORGANIZATION Taiwan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0*
	6	SHARED VOTING POWER	47,581,082*
	7	SOLE DISPOSITIVE POWER	0*
	8	SHARED DISPOSITIVE POWER	47,581,082*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		47,581,082*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		[ ]
11			PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.2%*
12			TYPE OF REPORTING PERSON (See Instructions) IN

* See Item 4 on page 15.

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ITEM 1(a) and (b).	NAME OF ISSUER; ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

This statement on Schedule 13G (this “Schedule 13G”) is being filed with respect to the ordinary shares, par value £0.002 per share (“Ordinary Shares”), underlying the ADSs, of Edwards Group Limited, a Cayman Islands exempted company with limited liability, resident in the United Kingdom for tax purposes (the “Issuer”).  The address of the principal executive offices of the Issuer is Manor Royal, Crawley, West Sussex, RH10 9LW, United Kingdom.

ITEM 2(a).	NAME OF PERSON FILING

This Schedule 13G is being filed by:

(i)	Unitas Capital Investors (Cayman) Ltd. (“UCI”);
(ii)	Asia Opportunity Fund II, L.P. (“AOF”);
(iii)	Unitas Capital Equity Partners II, L.P. (“UCE”);
(iv)	Liu Asia Equity Company II (“LAEC”);
(v)
Andrew Liu, in his capacity as the sole owner of LAEC and in his capacity as a member of an investment committee that makes voting and disposition decisions with respect to the Issuer’s Ordinary Shares held by UCI (the “Investment Committee”)

(vi)
Jay Lee, John Lewis, Anurag Mathur, Ajeet Singh, Sir Kevin Smith, Eugene Suh and Jim Tsao (Messrs. Lee, Lewis, Mathur, Singh, Smith, Suh and Tsao, together with the UCI, AOF, UCE, LAEC and Andrew Liu, the “Reporting Persons”), each in his capacity as a member of the Investment Committee.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2013, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which each have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ITEM 2(b).	ADDRESS OR PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

The principal business office of each of the Reporting Persons other than UCI, AOF, UCE, LAEC and Jim Tsao is:

c/o Unitas Capital Pte. Ltd.
St. George’s Building, 14th Floor
2 Ice House Street
Central
Hong Kong

The principal business office for UCI, AOF, UCE and LAEC is:

c/o Intertrust,
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Jim Tsao is:

c/o Unitas Capital Investment Consulting (Shanghai) Co. Ltd.
Suite 3804, K. Wah Centre
1010 Huai Hai Zhong Road
Shanghai 200031
China

14 of 22

ITEM 2(c).	CITIZENSHIP

(i)	UCI: Cayman Islands;
(ii)	AOF: Cayman Islands;
(iii)	UCE: Cayman Islands;
(iv)	LAEC: Cayman Islands;
(v)	Andrew Liu: United Kingdom;
(vi)	Jay Lee: South Korea;
(vii)	John Lewis: United States of America;
(viii)	Anurag Mathur: India;
(ix)	Ajeet Singh: India;
(x)	Sir Kevin Smith: United Kingdom;
(xi)	Eugene Suh: United States of America;
(xii)	Jim Tsao: Taiwan.

ITEM 2(d).	TITLE OF CLASS OF SECURITIES

Ordinary Shares, par value £0.002 per share

ITEM 2(e).	CUSIP NUMBER 281736108

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK THE APPROPRIATE BOX.

Not applicable.

ITEM 4.	OWNERSHIP

(a)	Amount beneficially owned:

This Schedule 13G is being filed on behalf of the Reporting Persons.  The Reporting Persons may be deemed to beneficially own in the aggregate 47,581,082 shares of the Issuer’s Ordinary Shares underlying the ADSs, representing, in the aggregate, 42.2% of the Issuer’s total Ordinary Shares outstanding.  The percentage of Ordinary Shares held by the Reporting Persons is based on 112,848,333 shares of the Issuer’s Ordinary Shares outstanding as of December 31, 2012, which includes Ordinary Shares underlying American Depository Shares of the Issuer that are outstanding, as reported by the Issuer in a capitalization table provided to UCI as of January 10, 2013.

UCI is majority owned by AOF. The general partner of AOF is UCE. The general partner of UCE is LAEC. LAEC is wholly-owned by Andrew Liu. Each of AOF, Unitas Capital and Liu Asia Equity may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by Unitas Capital Investors (Cayman) Ltd.

UCE ultimately exercises voting and dispositive power of the securities held by UCI. Voting and disposition decisions at UCE with respect to such securities are made by the Investment Committee, the members of which are Jay Lee, John Lewis, Andrew Liu, Anurag Mathur, Ajeet Singh, Sir Kevin Smith, Eugene Suh and Jim Tsao. As a consequence of being members of the Investment Committee, Messrs. Lee, Lewis, Liu, Mathur, Singh, Smith, Suh and Tsao may be deemed, pursuant to Ruled 13d-3 under the Exchange Act, to beneficially own all 47,581,082 shares of the Issuer’s Ordinary Shares held by UCI as of December 31, 2012. Each of Messrs. Lee, Lewis, Liu, Mathur, Singh, Smith, Suh and Tsao hereby disclaims any beneficial ownership of any securities held by Unitas Capital Investors (Cayman) Ltd., except to the extent of their respective pecuniary interest therein.

15 of 22

(b)	Percent of Class:

The responses of the Reporting Persons to Row 11 of each of the cover pages to this Schedule 13G are hereby incorporated by reference. The percentages represent the percentage of Ordinary Shares underlying the ADSs beneficially owned by the Reporting Persons.

(c)	Number of Shares as to which such Reporting Person has:

(i) Sole power to vote or to direct the vote:

The responses of the Reporting Persons to Row 5 of each of the cover pages to this Schedule 13G are hereby incorporated by reference.

(ii) Shared power to vote or to direct the vote:

The responses of the Reporting Persons to Row 6 of each of the cover pages to this Schedule 13G are hereby incorporated by reference.  See also Item 4(a) above.

(iii) Sole power to dispose or to direct the disposition of:

The responses of the Reporting Persons to Row 7 of each of the cover pages to this Schedule 13G are hereby incorporated by reference.

(iv) Shared power to dispose or to direct the disposition of:

The responses of the Reporting Persons to Row 8 of each of the cover pages to this Schedule 13G are hereby incorporated by reference.  See also Item 4(a) above.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  [  ].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

UCE ultimately exercises voting and dispositive power of the securities held by UCI.  Voting and disposition decisions at UCE with respect to such securities are made by an investment committee, the members of which are Messrs. Lee, Lewis, Liu, Mathur, Singh, Smith, Suh and Tsao.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4(a).

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

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ITEM 10.	CERTIFICATIONS

Not applicable.

17 of 22

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013
Unitas Capital Investors (Cayman) Ltd.

/s/ Simon Bell
	Name:	Simon Bell
	Title:	Director

Asia Opportunity Fund II, L.P.

	By:	Unitas Capital Equity Partners II, L.P., its general partner

	By:	Liu Asia Equity Company II, its general partner

/s/ Andrew Liu
	Name:	Andrew Liu
	Title:	Director

Unitas Capital Equity Partners II, L.P.

	By:	Liu Asia Equity Company II, its general partner

/s/ Andrew Liu
	Name:	Andrew Liu
	Title:	Director

Liu Asia Equity Company II

/s/ Andrew Liu
	Name:	Andrew Liu
	Title:	Director

/s/ Andrew Liu
Andrew Liu

/s/ Jay Lee
Jay Lee

/s/ John Lewis
John Lewis

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/s/ Anurag Mathur
Anurag Mathur

/s/ Ajeet Singh
Ajeet Singh

/s/ Kevin Smith
Sir Kevin Smith

/s/ Eugene Suh
Eugene Suh

/s/ Jim Tsao
Jim Tsao

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EXHIBIT INDEX

Exhibit A	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

20 of 22